Citizens, Inc. Reports Fourth Quarter and Full Year 2023 Financial Results

AUSTIN, TX – March 14, 2024 – Citizens, Inc. (NYSE: CIA), a leading diversified financial services company specializing in life, living benefits and final expense insurance, today reported financial results for the fourth quarter 2023 and full year ended December 31, 2023.

“We achieved another quarter of significant progress on our strategic roadmap, designed to deliver sustainable increased book value per share and enhanced operating results, and that progress has continued into 2024. The quarter capped a year of customers in large and underserved markets embracing our innovative new products on their path toward financial security. First year premiums have increased year-over-year for five consecutive quarters,” said Company Vice Chairman and CEO, Gerald W. Shields. “Our expanding sales force and profitable product development expertise continued the persistent expansion of our customer base and strong results.”

“We remain fully committed to persistent and profitable growth, prudent liquidity, and sound capital management, as evidenced by our positive net cash from operations annually since 2004. With competitive advantages in growing niche markets globally, rapid expansion of the sales force, strategic focus, and financial strength, we remain well positioned to drive sustainable, long-term growth and profitability on behalf of our investors,” concluded Shields.

Fourth Quarter and Full Year 2023 Financial Highlights
•Total revenues of $240.7 million in the full year 2023 compared to $232.5 million in the full year 2022. Total revenues of $66.8 million in Q4 2023, from $67.3 million in the year-ago quarter.
•First year life and A&H premiums increased 4% in Q4 2023, the fifth consecutive quarter of year-over-year growth in first year premiums, driven by new products and focused marketing campaigns.
•Net income of $24.4 million, $0.48 per fully diluted Class A share, in the full year 2023, from $26.0 million, $0.51 per share, in the full year 2022. Net income of $10.7 million, $0.21 per share, in Q4 2023, from $13.7 million, $0.27 per share, in Q4 2022.
•Positive net cash provided by operating activities of $22.1 million in the full year 2023 and $6.6 million in Q4 2023. The Company has had positive net cash provided by operating activities annually since 2004.
•Cash and cash equivalents of $27.0 million and no debt at December 31, 2023.
•Book value per Class A share of $3.47 increased 36% over the year-ago quarter. Book value per Class A share excluding accumulated other comprehensive income (loss) (AOCI) of $5.85 increased 10% over the year-ago quarter.

Recent Business Highlights
•Insurance issued increased 10% in Q4 2023 and increased 10% in the full year 2023 compared to the same periods in 2022, primarily from new products and an increase in producing agent count. Over $4.9 billion of direct insurance in force at December 31, 2023.
•Increased global network of producing agents by 85% in 2023.
•Expanded existing white-label partnership to deliver unique products through established fast-growing distribution channels.

2024 Milestones
For 2024, the Company has set the following milestones:
•Increase first year life and A&H premium revenues at least 6%
•Improve policyholder retention metrics at least 4%
•Expand global network of producing agents at least 20%
•Introduce 2 to 3 new products or major product enhancements. Citizens delivered a new product in Q1 2024

Fourth Quarter 2023 Performance and Highlights

Total revenues of $66.8 million in the fourth quarter of 2023, from $67.3 million in the year-ago quarter. The decrease was driven by lower renewal year premium revenues, partially offset by the improved fair value of limited partnership investments, higher first year premium sales and net investment income.

First year life and A&H premiums increased 4% to $5.7 million in the fourth quarter of 2023 compared to the same year-ago period, with growth in both the Life Insurance and Home Service Insurance segments. Despite higher first year premium revenues, total insurance premium revenues decreased slightly in the fourth quarter of 2023 to $47.0 million, compared to $48.3 million in the same period in 2022, due to lower renewal premiums. Renewal premiums were $41.4 million in the fourth quarter of 2023, compared to $42.8 million in the same year-ago period. The decrease was due in part to the residual impact of the levels of surrenders and matured endowments over the last several years, which led to fewer policies generating renewal premiums, as well as, the Company’s strategic exit from its Louisiana property insurance business on June 30, 2023.

Total benefits and expenses increased by $2.2 million to $58.1 million in the fourth quarter of 2023, from $55.8 million in the same year-ago period. The increase was primarily due to higher surrenders in the international business, negatively impacting benefits and expenses. We believe this is due to several factors, including policies nearing maturity that no longer carry surrender fees; the loss of one of our biggest distributors in Venezuela several years ago; increasing interest rates, which may encourage policyholders to seek higher rates of returns in different investment products; post-pandemic beliefs that life insurance may not be as important as it was during the pandemic; and inflationary pressures, which may cause policyholders to want the cash values of their policies due to decreased purchasing power elsewhere. Costs related to moving our international business from Bermuda to Puerto Rico and investing in growth initiatives also contributed to the increase.

Net income for the fourth quarter of 2023 of $10.7 million, or $0.21 per fully diluted Class A share, decreased from net income of $13.7 million, or $0.27 per fully diluted Class A share, in the prior year quarter. In addition to the increases to benefits and expenses paid discussed above, the decline in net income was due to $1.3 million of higher commission expense due to accrual of expense for renewal commissions the Company may owe to former independent consultants in Venezuela and higher first year sales (which have higher commission payments), $0.4 million higher policyholder liability remeasurement expenses, which were primarily due to the higher than expected level of surrenders, and $0.3 million lower federal income tax benefit. Adjusted operating income before taxes totaled $7.6 million for the fourth quarter of 2023, compared to $10.7 million in the same period in 2022. Adjusted operating income does not include investment related gains or losses, which improved by $0.9 million in the current year fourth quarter, or income (loss) related to our ceased property insurance business.

Investments
Net investment income for the fourth quarter of 2023 increased to $17.6 million compared to the prior year period. The increase in net investment income was driven by higher income from fixed maturity securities resulting from rising interest rates and growth in the Company’s limited partnership asset base. The average pre-tax yield on the investment portfolio was 4.6% in the fourth quarter of 2023, an increase of 16 basis points compared to the prior year period.

Investment related gain of $1.2 million for the fourth quarter of 2023 compared to a $0.3 million gain in the fourth quarter of 2022. The improvement was primarily due to changes in fair market value in the Company’s limited partnership portfolio.

The carrying value of the Company’s fixed maturity securities investment portfolio at December 31, 2023 was $1.2 billion, a 5.0% increase compared to the same year ago period. The increase reflects the impact of interest rate sensitivity on the fair value of the Company’s fixed maturity securities.

Cash Flow/Capital/Share Repurchase
Positive net cash provided by operating activities was $6.6 million in Q4 2023. The Company has had positive net cash provided by operating activities annually since 2004 reflecting the strength and consistency of the Company’s liquidity. The Company had cash and cash equivalents of $27.0 million and no debt at December 31, 2023.

The Board of Directors is confident in the Company’s strategy and future and authorized a share repurchase program in May 2022 under which the Company may repurchase up to $8 million of its outstanding shares of Class A common stock. $4.4 million of available repurchases remain on the current authorization at December 31, 2023.

About Citizens, Inc.
Citizens, Inc. (NYSE: CIA) is a diversified financial services company providing life, living benefits and final expense insurance and other financial products to individuals and small businesses in the U.S., Latin America, and Asia. Through its customer-centric growth strategy, Citizens offers innovative products to address the evolving needs of its customers in their native languages of Spanish, Portuguese, and Mandarin. The Company operates two primary segments: Life Insurance, where internationally the Company is a market leader in US Dollar denominated life insurance and domestically where it is growing niche markets in the United States with new products developed for its white-label distributional channel, and Home Service Insurance, which operates primarily in the U.S. Gulf coast region. For more information about Citizens, please visit the website at www.citizensinc.com and LinkedIn.

Adoption of New Accounting Standard
Effective January 1, 2023, the Company adopted Accounting Standard Update ("ASU") No. 2018-12, which amended the accounting and disclosure requirements related to targeted improvements to the accounting for long-duration contracts, or LDTI. While the new guidance has had a significant impact on existing GAAP financial statements and disclosures, it does not impact the cash flows or underlying economics of the business, business strategy, statutory net income (loss) or management of capital. All prior periods presented in this press release have been recast in accordance with the new standard.

Explanatory Notes on Use of Non-GAAP Measures

Adjusted Operating Income
Adjusted Operating Income is a non-GAAP measure that is computed as pre-tax GAAP operating income with discrete adjustments that exclude net investment related gains (losses) and income and loss from ceased businesses. Management believes that this metric is meaningful, as it allows investors to evaluate underlying profitability and enhances comparability across periods, by excluding items that are heavily impacted by investment market fluctuations and other economic factors and are not indicative of operating trends. Management believes that the pre-tax metric is a more useful comparison than the post-tax metric, as the Company’s effective tax rate can fluctuate significantly from quarter-to-quarter.

Adjusted Book Value Per Class A Common Share
Adjusted book value per Class A common share is a non-GAAP measure that is calculated by dividing actual Class A common stockholders’ equity, excluding AOCI, by the number of Class A common shares outstanding at the end of the period. Management believes this metric is meaningful, as it allows investors to evaluate underlying book value growth by excluding the impact of interest rate volatility.

Selected Consolidated Financial Data

As of and for the periods ended	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share data)	2023	2022	2023	2022
Balance sheet data
Total assets	$1,668,928	1,590,703	$1,668,928	1,590,703
Total liabilities	1,495,503	1,462,913	1,495,503	1,462,913
Total stockholders' equity	173,425	127,790	173,425	127,790
Life insurance in force, net	4,306,429	4,257,148	4,306,429	4,257,148

Operating items
Insurance premiums	$47,038	48,251	$167,039	173,714
Net investment income	17,567	17,443	69,254	65,426
Investment related gains (losses), net	1,237	298	760	(10,291)
Total revenues	66,849	67,257	240,680	232,524

Claims and surrenders	35,195	33,675	135,993	119,935
Other general expenses	11,654	12,188	47,131	45,177
Total benefits and expenses	58,075	55,846	214,506	205,147

Income (loss) before federal income tax	8,774	11,411	26,174	27,377
Federal income tax expense (benefit)	(1,967)	(2,248)	1,737	1,370
Net income (loss)	10,741	13,659	24,437	26,007

Per share data
Book value per share	$3.47	2.56	$3.47	2.56
Diluted income (loss) per Class A share	0.21	0.27	0.48	0.51

Definition of Reported Segments
The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance – The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. Domestically, we sell whole life insurance, life insurance with living benefits, critical illness, credit life and disability products throughout the U.S. These products are sold through independent marketing consultants.

Home Service Insurance – The Home Service Insurance segment provides final expense life insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi, and Arkansas. These products are sold through independent agents and funeral homes.

Selected Segment Financial Data

As of and for the periods ended	Three Months Ended December 31,		Years Ended December 31,
(In thousands)	2023	2022	2023	2022
LIFE INSURANCE SEGMENT
Balance sheet data
Total assets	$1,267,243	1,194,285	$1,267,243	1,194,285

Operating items
Insurance premiums	$36,017	36,192	$122,145	124,653
Net investment income	13,882	13,556	54,352	50,680
Investment related gains (losses), net	424	(182)	301	(8,826)
Total revenues	51,309	50,831	180,403	170,175

Claims and surrenders	29,602	27,808	113,428	95,576
Total benefits and expenses	43,083	39,680	151,782	144,752

Income (loss) before federal income tax	8,226	11,151	28,621	25,423

HOME SERVICE INSURANCE SEGMENT
Balance sheet data
Total assets	$359,773	341,671	$359,773	341,671

Operating items
Insurance premiums	$11,021	12,059	$44,894	49,061
Net investment income	3,453	3,578	13,832	13,632
Investment related gains (losses), net	805	352	522	(1,277)
Total revenues	15,295	15,989	59,265	61,417

Claims and surrenders	5,593	5,867	22,565	24,359
Total benefits and expenses	13,796	14,456	56,252	54,854

Income (loss) before federal income tax	1,499	1,533	3,013	6,563

GAAP to Non-GAAP Reconciliation

Reconciliation of Adjusted Income (Loss) Before Federal Income Tax

For the periods ended	Three Months Ended December 31,		Years Ended December 31,
Unaudited (In thousands)	2023	2022	2023	2022
Income (loss) before federal income tax	$8,774	11,411	$26,174	27,377
Less:
Investment related gains (losses)	1,237	298	760	(10,291)
Property insurance business income (loss)	(53)	457	(1,217)	1,565
Adjusted income (loss) before federal income tax	$7,590	10,656	26,631	36,103

Reconciliation of Stockholders' Equity and Book Value per Class A Common Share

	As of December 31,
Unaudited (In thousands, except per share data)	2023	2022
Stockholders' equity, end of period	$172,129	127,790
Less: Accumulated other comprehensive income (loss) (AOCI)	(118,155)	(137,044)
Stockholders' equity, end of period, excluding AOCI	$290,284	264,834

Book value per Class A common share - diluted	$3.47	2.56
Less: Per share impact of AOCI	(2.38)	(2.75)
Book value per Class A common share - diluted, excluding AOCI	$5.85	5.31

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project”, "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding its business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

Citizens, Inc. Investor Relations Contacts

Darrow Associates Investor Relations
Jeff Christensen and Matt Kreps
Email: CIA@darrowir.com (Jeff and Matt)
Phone: 703-297-6917 (Jeff) and 214-597-8200 (Matt)